Exhibit 5.1

919 THIRD AVENUE NEW YORK, NY 10022-3908

May 26, 2020

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

Re:	Registration Statement on Form S-4 of Silgan Holdings Inc.

Ladies and Gentlemen:

We have acted as special counsel to Silgan Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) relating to the Company’s offer to exchange (i) $600,000,000 aggregate principal amount of its 4 1/8% Senior Notes due 2028 (the “New Dollar Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), for the Old Dollar Notes (as defined below), and (ii) €500,000,000 aggregate principal amount of its 2 1/4% Senior Notes due 2028 (the “New Euro Notes” and, collectively with the New Dollar Notes, the “New Notes”), which are to be registered under the Securities Act, for the Old Euro Notes (as defined below).

The New Dollar Notes are to be offered by the Company in exchange for $600,000,000 aggregate principal amount of its 4 1/8% Senior Notes due 2028 that were issued and sold in transactions exempt from registration under the Securities Act (the “Old Dollar Notes”) and the New Euro Notes are to be offered by the Company in exchange for €500,000,000 aggregate principal amount of its 2 1/4% Senior Notes due 2028 that were issued and sold in transactions exempt from registration under the Securities Act (the “Old Euro Notes” and collectively with the New Euro Notes, the “Euro Notes”), all as more fully described in the Registration Statement. The Old Dollar Notes and the Old Euro Notes are collectively referred to herein as the “Old Notes.” The New Dollar Notes will be issued under that certain Indenture, dated as of November 12, 2019 (as supplemented, the “Dollar Indenture”) by and between the Company and U.S. Bank National Association, as trustee, and the New Euro Notes will be issued under that certain Indenture, dated as of February 26, 2020 (the “Euro Indenture” and together with the Dollar Indenture the “Indentures”), by and among the Company, U.S. Bank National Association, as trustee, Elavon Financial Services DAC, UK Branch, as paying agent in respect of the Euro Notes, and Elavon Financial Services DAC, as registrar and transfer agent in respect of the Euro Notes. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the “Prospectus”) contained in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, in the form filed with the Commission and as amended through the date hereof; (ii) the certificate of incorporation of the Company, as currently in effect; (iii) the by-laws of the Company, as currently in effect; (iv) execution copies of the Indentures; (v) the forms of the New Notes; and (vi) resolutions adopted by the Board of Directors of the Company authorizing, among other things, the filing of the Registration Statement and the issuance and exchange of the New Notes for the Old Notes. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that all parties to the documents reviewed by us are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, and have full power and authority to execute, deliver and perform under such documents, and all such documents have been duly authorized,

CHICAGO LONDON LOS ANGELES NEW YORK WASHINGTON, DC	WWW.JENNER.COM

Silgan Holdings Inc.

May 26, 2020

executed and delivered by all parties thereto (other than the Company) and are valid and legally binding against such parties (other than the Company). As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1. The issuance and exchange of the New Notes for the Old Notes have been duly authorized by all requisite corporate action of the Company.

2. The New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and entitled to the benefits of the applicable Indenture, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), when: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act; (ii) the New Notes are duly executed and authenticated in accordance with the provisions of the applicable Indenture; and (iii) the New Notes shall have been issued and delivered in exchange for the Old Notes pursuant to the terms set forth in the Prospectus.

The opinions expressed herein are based upon and limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the federal laws of the United States of America. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP

Jenner & Block LLP

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